Exhibit 10.2

GRANT NOTICE RESTRICTED STOCK UNIT FOR PARTICIPANTS OUTSIDE THE UNITED STATES	NEWPARK RESOURCES, INC. 2700 Research Forest Drive, Ste 100 The Woodlands, Texas 77381

Participant:	Employee ID:

You have been granted restricted stock units in Newpark Resources, Inc. as follows:

Type of Grant:
Grant No.:
Stock Plan:  2006 Equity Incentive Plan (As Amended and Restated Effective June 10, 2009)
Date of Grant:
Total Number of Shares:

Vesting Date	Number of Shares Vesting on Vesting Date

By your acceptance of this Restricted Stock Unit, you agree that the grant is governed by the terms and conditions of the above referenced stock plan, as amended from time to time thereafter, and by the terms and conditions of Newpark Resources, Inc. Restricted Stock Unit Agreement, which is attached hereto and incorporated herein by reference.

By:	/s/ Paul L. Howes
Paul L. Howes
President and Chief Executive Officer

Attachment:   Restricted Stock Unit Agreement

NEWPARK RESOURCES, INC.

RESTRICTED STOCK UNIT AGREEMENT

1.            Grant of Restricted Stock Unit.

(a)           Subject to the conditions described in this agreement, the Grant Notice and the Appendix A (collectively, the “Award Agreement”) and in the Newpark Resources, Inc. 2006 Equity Incentive Plan (As Amended and Restated Effective June 10, 2009), as may be amended from time to time (the “Plan”), Newpark Resources, Inc., a Delaware corporation (the “Company”), hereby grants to Participant Restricted Stock Units.  This Award of Restricted Stock Units shall be effective as of the date (the “Date of Grant”) of approval by the Compensation Committee.  The Date of Grant is set forth in the Grant Notice.  All capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan, the terms of which are incorporated herein by reference.

(b)           The Company shall establish and maintain a Restricted Stock Unit account for the Participant, and such account shall be credited for the number of Restricted Stock Units granted to the Participant.  The Restricted Stock Unit account shall be credited for any securities or other property (including cash dividends) declared and distributed during the Restriction Period with respect to one Share of Common Stock for each Restricted Stock Unit (“Notional Dividends”).  Any such property shall be subject to the same vesting schedule as the Restricted Stock Units to which they relate and references herein to a Restricted Stock Unit shall mean and include all Notional Dividends with respect to such Restricted Stock Unit.

2.            Vesting.

(a)            Vesting Schedule. Subject to the satisfaction of the terms and conditions set forth in the Plan and this Award Agreement, the interest of the Participant in the Restricted Stock Units shall vest according to the schedule shown in the Grant Notice.

The term “Restriction Period” refers to the period, applicable to a given Restricted Stock Unit, from the Date of Grant until that Restricted Stock Unit has become vested and the restrictions thereon have lapsed, whether pursuant to this Section 2(a) or Section 2(b), below. References to the end of the Restriction Period or to times following the Restriction Period shall refer to the time of, or the time following, as the case may be, the vesting of a Restricted Stock Unit and the lapse of the restrictions thereon, and shall not be construed to refer to the event of or the period following the forfeiture of a Restricted Stock Unit.

(b)            Vesting upon Change in Control.  Notwithstanding the foregoing, in the event of a Change in Control, then immediately prior to the consummation of such Change in Control, any of the Restricted Stock Units held by Participant which remain unvested at such time shall immediately become vested.  For purposes of this Award Agreement, “Change of Control” shall have the meaning set forth in the Plan unless the Participant has entered into a change of control letter agreement with the Company (a “Change in Control Agreement”), in which event the term shall have the meaning set forth in the Change in Control Agreement.  To the extent there is any conflict between the definition in the Change in Control Agreement and the definition in the Plan, the definition in the Change in Control Agreement shall control.  Upon the occurrence of a Change in Control or Potential Change in Control (as defined in the Change in Control Agreement), the provisions of the Change in Control Agreement pertaining to the acceleration of vesting of any Awards, including the Award evidenced by this Award Agreement, shall control.

In the case any item of income under the Award subject to this Award Agreement to which the definition of “Change in Control” under the Plan or Change in Control Agreement, as appropriate, would otherwise apply with the effect that the income tax under Section 409A of the Code would apply or be imposed on income under that Award, but where such tax would not apply or be imposed if the meaning of the term “Change in Control” met the requirements of Section 409A(a)(2)(A)(v) of the Code, then the term “Change in Control” herein shall mean, but only with respect to the income so affected, a transaction, circumstance or event that constitutes a “Change in Control” under the Plan or Change in Control Agreement, as appropriate, and that also constitutes a “change in control event” within the meaning of Treas. Reg. §1.409A-3(i)(5).

3.           Payment.  Payment of the vested Restricted Stock Units, excluding any Notional Dividends, shall be made in Shares of Common Stock.  The Committee shall cause a stock certificate to be delivered to Participant with respect to such Shares free of all restrictions hereunder, except for applicable federal securities laws restrictions.  Notional Dividends credited to the Restricted Stock Unit account with respect to Restricted Stock Units that vest shall be paid in-kind, or, in the discretion of the Committee, in cash.  All payments hereunder shall be made not later than 2-1/2 months after the vesting date of the Restricted Stock Units.  Pending the payment or delivery of amounts, Shares or other property hereunder, the Company’s obligation hereunder shall constitute an unfunded, unsecured general obligation of the Company.

4.           Forfeiture.  In the event of the termination of the Participant’s employment during the Restriction Period by either the Company or by Participant for any reason whatsoever, including, without limitation, as a result of the Participant’s death or Disability, the unvested portion of the Restricted Stock Units held by Participant at that time shall immediately be forfeited; provided, however, that if the Participant is a party to a Change in Control Agreement and the Participant’s employment is terminated under circumstances covered by such Change in Control Agreement, the provisions of the Change in Control Agreement shall control.

5.           Restrictions on Transfer.  Neither this Award, this Award Agreement nor the Restricted Stock Units may be assigned, pledged, sold or otherwise transferred or encumbered by the Participant; provided, however, that the designation of a beneficiary pursuant to the Plan shall not constitute an assignment, alienation, pledge, sale, transfer or encumbrance.  No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities, or torts of Participant.  Any purported assignment, alienation, pledge, attachment, sale, transfer or other encumbrance of the Restricted Stock Units, regardless of by whom initiated or attempted, shall be void and unenforceable against the Company. If, notwithstanding the foregoing, an assignment, alienation, pledge, attachment, sale, transfer or other encumbrance of the Restricted Stock Units is effected by operation of law, court order or otherwise, the affected Restricted Stock Units shall remain subject to the risk of forfeiture, vesting requirement and all other terms and conditions of this Award Agreement.  In the case of Participant’s death or Disability, Participant’s vested rights under this Award Agreement (if any) may be exercised and enforced by Participant’s guardian or legal representative.

6.           Reorganization of the Company.  The existence of this Award Agreement shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business; any merger or consolidation of the Company; any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock underlying the Restricted Stock Units or the rights of such Common Stock; the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

7.           Changes in Capitalization.  In the event that at any time after the Date of Grant the outstanding shares of Common Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of a merger, consolidation, spin-off, recapitalization, reorganization, liquidation, dissolution or other similar corporate change, or any other increase, decrease or change in the Common Stock without receipt or payment of consideration by the Company including stock split, stock dividend, combination of shares or the like, the aggregate number of Restricted Stock Units which have not vested under this Award Agreement, subject to any required action by the stockholders of the Company, shall automatically be proportionately adjusted.

8.           Certain Restrictions.  By executing this Award Agreement, Participant acknowledges that he will make or enter into such written representations, warranties and agreements and execute such documents as the Company may reasonably request in order to comply with the securities law or any other applicable laws, rules or regulations, or with this Award Agreement or the terms of the Plan.  The Company may from time to time impose such conditions on the transfer of the Shares issuable upon vesting of the Restricted Stock Units as it deems necessary or advisable to ensure that any transfers of such Shares will satisfy the applicable requirements of federal and state securities laws.  Such conditions may include, without limitation, the partial or complete suspension of the right to transfer such Shares until the Shares have been registered under the Securities Act of 1933, as amended.

9.           Amendment and Termination.  This Award Agreement may not be terminated by the Board of Directors or the Compensation Committee at any time without the written consent of Participant.  No amendment or termination of the Plan will adversely affect the rights and privileges of Participant under the Award Agreement or to the Restricted Stock Units granted hereunder without the consent of Participant.

10.         No Guarantee of Employment.  Neither this Award Agreement nor the award of Restricted Stock Units evidenced hereby shall confer upon Participant any right with respect to continuance of employment with the Company nor shall it interfere in any way with the right the Company would otherwise have to terminate such Participant’s employment at any time.

11.           Taxes and Withholdings.

(a)           Tax Consequences. The granting, vesting and/or payments of all or any portion of the Restricted Stock Units, including any Notional Dividends, may trigger tax liability.  Participant agrees that he shall be solely responsible for all tax liability arising from the Restricted Stock Units, including the Notional Dividends.  Participant is encouraged to contact his tax advisor to discuss any tax implications which may arise in connection with the Restricted Stock Units.

(b)           Withholding.  Participant shall be liable for any and all taxes, including withholding taxes, arising from the Restricted Stock Units and/or any Notional Dividends.  Participant understands and acknowledges that the Company will not deliver the Shares or make any other payment hereunder until it is satisfied that appropriate arrangements have been made to satisfy any tax obligation under this Award Agreement or the Plan and agrees to make appropriate arrangements suitable to the Company for satisfaction of all tax withholding obligations.  Further, Participant hereby agrees and grants to the Company the right to withhold from any payments or amounts of compensation, payable in cash or otherwise, in order to meet any tax withholding obligations under this Award Agreement or the Plan.  As such, if the Company requests that Participant take any action required to effect any action described in this Section 11 and to satisfy the tax withholding obligation pursuant to this Award Agreement and the Plan, Participant hereby agrees to promptly take any  such action.

12.           No Guarantee of Tax Consequences.  The Company, Board of Directors and Compensation Committee make no commitment or guarantee to Participant that any federal, state or local tax treatment will apply or be available to any person eligible for benefits under this Award Agreement and assumes no liability whatsoever for the tax consequences to Participant.

13.           Severability. In the event that any provision of this Award Agreement is, becomes or is deemed to be illegal, invalid, or unenforceable for any reason, or would disqualify the Plan or this Award Agreement under any law deemed applicable by the Board of Directors or the Compensation Committee, such provision shall be construed or deemed amended as necessary to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Board of Directors or the Compensation Committee, materially altering the intent of the Plan or this Award Agreement, such provision shall be stricken as to such jurisdiction, the Participant or this Award Agreement, and the remainder of this Award Agreement shall remain in full force and effect.

14.           Terms of the Plan Control.  This Award Agreement and the underlying Award are made pursuant to the Plan.  The terms of the Plan, as amended from time to time and interpreted and applied by the Compensation Committee, shall govern and take precedence in the event of any conflict with the terms of this Award Agreement.  Notwithstanding the foregoing, if the Participant is a party to a Change in Control Agreement, in the event of any conflict between the terms of this Award Agreement and the Plan, and the terms and provisions of such Change in Control Agreement, the terms of the Change in Control Agreement shall control.

15.           Governing Law.  This Award Agreement shall be construed in accordance with (excluding any conflict or choice of law provisions of) the laws of the State of Delaware to the extent federal law does not supersede and preempt Delaware law.

16.           Consent to Electric Delivery; Electronic Signature.  Except as otherwise prohibited by law, in lieu of receiving documents in paper format, Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectuses supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other Award made or offered by the Company.  Electronic delivery may be via a Company electronic mail system or by reference to a location on a Company intranet to which Participant has access.  Participant hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may be required to deliver, and agrees that his electronic signature is the same as, and shall have the same force and effect as, his manual signature.

17.           Clawback Policy.  Notwithstanding any provisions in the Plan or this Award Agreement to the contrary, this Award Agreement, the Restricted Stock Units subject to this Award Agreement and any Shares of Common Stock issuable (and Notional Dividends accrued thereon) pursuant to this Award Agreement shall be subject to potential cancellation, rescission, clawback and recoupment (i) to the extent necessary to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and any regulations or listing requirements promulgated thereunder, and/or (ii) as may be required in accordance with the terms of any clawback/recoupment policy as may be adopted by the Company to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and any regulations or listing requirements promulgated thereunder.

18.           Section 409A.  It is intended that the provisions of this Award Agreement comply with Section 409A of the Code, and all provisions of this Award Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.  If, at the time of Participant’s separation from service (within the meaning of Section 409A, (i) Participant is a specified employee (within the meaning of Section 409A) and using the identification methodology selected by the Company from time to time), and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date pursuant to this Award Agreement but shall instead pay it without interest, on the first business day after such six-month period, or if earlier, upon the Participant’s death.  The Company reserves the right to make amendments to this Award Agreement as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A.

19.           Data Authorization.  Pursuant to applicable data protection laws, Participant’s personal data will be collected and used as necessary for the Company’s administration of the Plan and Participant’s participation in the Plan.  Participant’s denial and/or objection to the collection, processing and transfer of personal data may affect Participant’s participation in the Plan.  As such, Participant voluntarily acknowledges and consents (where required under applicable law) to the collection, use, processing and transfer of personal data as described herein.

As part of the Company’s administration of the Plan, the Company and its Subsidiaries may hold certain personal information about Participant including Participant’s name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any Shares of Common Stock or directorships held in the Company, details of all options, units or any other entitlement to Shares of Common Stock awarded, canceled, purchased, vested, unvested or outstanding in Participant’s favor.  This information is held for the purpose of managing and administering the Plan (“Data”).  The Data may be provided by Participant or collected, where lawful, from third parties, and the Company or its subsidiaries will process the Data for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.  Data processing will take place through electronic and non-electronic means as necessary to administer the Plan and will be handled in conformance with the confidentiality and security provisions as set forth by applicable laws and regulations in Participant’s country of residence (and country of employment, if different).  The Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Plan and for Participant’s participation in the Plan.

The Company and its Subsidiaries may transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of Participant’s participation in the Plan, and the Company and its Subsidiaries may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan.  Please note these entities may be located in the European Economic Area, the United States or elsewhere in the world.  Participant hereby authorizes (where required under applicable law) these parties to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing Participant’s participation in the Plan.  This includes any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares of Common Stock on Participant’s behalf to a broker or other third party with whom Participant may elect to deposit any Shares of Common Stock acquired pursuant to the Plan.

Participant may, at any time, exercise Participant’s rights provided under applicable personal data protection laws.  These rights may include (i) obtain confirmation as to the existence of the Data, (ii) verify the content, origin and accuracy of the Data, (iii) request the integration, update, amendment, deletion, or blockage of the Data, (iv) oppose, for legal reasons, the collection, processing or transfer of the Data which is not necessary or required for the impletion, administration and/or operation of the Plan and Participant’s participation in the Plan, and (v) withdraw Participant’s consent to the collection, processing or transfer of Data as provided hereunder (in which case, Participant’s Award will be null and void).  Participant may seek to exercise these rights by contacting the Participant’s local Human Resources manager or the Company’s Human Resources Department.

APPENDIX A
ADDITIONAL TERMS AND CONDITIONS

This Appendix includes additional terms and conditions that govern Restricted Stock Units for Participants residing outside of the United States and in one of the countries listed herein.  Capitalized terms not explicitly defined in this Appendix but defined in the Award Agreement shall have the same definitions as in the Award Agreement.

This Appendix also includes information regarding certain issues of which the Participant should be aware with respect to participation in the Plan.  The information is based on the securities, exchange control and other laws in effect in the respective countries as of May 2012.  Such laws are often complex and change frequently.  As a result, the Company strongly recommends that the Participant not rely on the information in this Appendix as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time that the Participant exercises the Restricted Stock Unit or sells shares of Common Stock acquired upon exercise of the Restricted Stock Unit.

 In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation, and the Company is not in a position to assure the Participant of a particular result.  Accordingly, the Participant is advised to seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to a particular situation.

 Further, if the Participant is a citizen or resident of a country other than the one in which the Participant is currently working, the information contained herein may not be applicable.

The Company may, at any time and at its own discretion, restrict the available methods of exercising the Restricted Stock Unit, paying the purchase price or direct the repatriation of the proceeds of the sale of shares of Common Stock acquired upon exercise of the Restricted Stock Unit to facilitate compliance with any tax, securities or other relevant laws in the Participant’s country.

AUSTRALIA

Notifications

Securities Law Notification.  Australian securities laws may impose disclosure obligations in connection with offering Restricted Stock Units and Common Stock acquired under the Plan for sale in Australia.  Without limiting Section 5 of the Award Agreement, Restricted Stock Units and Common Stock acquired under the Plan must not be sold, or offered for sale, in Australia, except in compliance with Australian laws.

Exchange Control Notification.  Exchange control reporting is required for cash transactions exceeding AUD$10,000 and international fund transfers.  The Australian bank assisting with the transaction will file the report for the Participant.  If there is no Australian bank involved in the transfer, the Participant will be required to file the report.

BRAZIL

Compliance with Law.  By accepting the Restricted Stock Unit, the Participant acknowledges agreement to comply with applicable Brazilian law and to pay any and all applicable taxes associated with the exercise of the Restricted Stock Unit, the receipt of any dividends, and the sale of shares issued upon exercise of the Restricted Stock Unit.

Notifications

Exchange Control Information.  If the Participant is a resident or domiciled in Brazil, the Participant will be required to submit an annual declaration of assets and rights outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights in equal to or greater than US$100,000.  Assets and rights that must be reported include shares issued upon exercise of a Restricted Stock Unit.

CANADA

Termination of Employment.  The following provision supplements Section 4 of the Agreement:

Participant’s right to any unvested portion of the Restricted Stock Unit will terminate effective as of the date that is the earlier of (a) the date Participant receives notice of termination from the Company or Subsidiary, or (b) the date Participant is no longer actively providing service, regardless of notice period or period of pay in lieu of such notice required under applicable local laws (including, but not limited to statutory law, regulatory law and/or common law); the Company and/or Subsidiary shall have the exclusive discretion to determine when Participant is no longer actively providing service for purposes of the Restricted Stock Unit.

Form of Settlement – Award Payable Only in Shares.  Notwithstanding any discretion in the Plan or anything to the contrary in the Award Agreement, the Restricted Stock Units do not provide any right for you, as a resident of Canada, to receive a cash payment and shall be paid in Shares only.

Data Privacy.  The following provision supplements Section 19 of the Agreement:

The Participant hereby authorizes the Company and Subsidiary to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan.  The Participant further authorizes the Company and Subsidiary or its affiliates to disclose and discuss the Restricted Stock Unit with their advisors.  The Participant further authorizes the Company and Subsidiary to record such information and keep such information in the Participant’s employee file.

Notifications

Securities Law Information. You are permitted to sell Shares acquired through the Plan through the designated broker appointed under the Plan, if any, provided that the resale of such Shares takes place outside of Canada through the facilities of a stock exchange on which the Shares are listed (i.e., The New York Stock Exchange).

ITALY

Data Privacy Notice.  This provision replaces Section 19 of the Agreement:

Participant understands that the Company and any Subsidiary may hold certain personal information, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance (to the extent permitted under Italian law) or other identification number, salary, nationality, job title, any shares or directorships held in the Company or any Subsidiary or affiliate thereof, details of all Awards granted, or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, for the exclusive purpose of implementing, managing and administering the Plan (“Data”).

Participant understands that providing the Company with Data is necessary for the performance of the Plan and that refusal to provide such Data would make it impossible for the Company to perform its contractual obligations and may affect Participant’s ability to participate in the Plan. The Controller of personal data processing is Newpark Resources, Inc. with registered offices at 2700 Research Forest Drive Suite 100, The Woodlands, Texas 77381, and, pursuant to Legislative Decree no. 196/2003, its Representative in Italy for privacy purposes is AVA S.p.A., with registered offices at Via Salaria, 1313/C, Rome, Italy.

Participant understands that Data will not be publicized, but it may be transferred to banks, other financial institutions, or brokers involved in the management and administration of the Plan.  Participant understands that Data may also be transferred to the independent registered public accounting firm engaged by the Company.  Participant further understands that the Company and/or any Subsidiary will transfer Data among themselves as necessary for the purpose of implementing, administering and managing participation in the Plan, and that the Company and/or any Subsidiary may each further transfer Data to third parties assisting the Company in the implementation, administration, and management of the Plan, including any requisite transfer of Data to a broker or other third party with whom Shares acquired at vesting of the Restricted Stock Unit may be deposited. Such recipients may receive, possess, use, retain, and transfer Data in electronic or other form, for the purposes of implementing, administering, and managing participation in the Plan.  Participant understands that these recipients may be located in or outside the European Economic Area, such as in the United States or elsewhere. Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete Data as soon as it has completed all the necessary legal obligations connected with the management and administration of the Plan.

Participant understands that Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data is collected and with confidentiality and security provisions, as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.

The processing activity, including communication, the transfer of Data abroad, including outside of the European Economic Area, as herein specified and pursuant to applicable laws and regulations, does not require Participant’s consent thereto, as the processing is necessary to performance of contractual obligations related to implementation, administration, and management of the Plan.  Participant understands that, pursuant to Section 7 of the Legislative Decree no. 196/2003, Participant has the right to, including but not limited to, access, delete, update, correct, or terminate, for legitimate reason, the Data processing.

Participant is aware that Data will not be used for direct-marketing purposes. In addition, Data provided can be reviewed and questions or complaints can be addressed by contacting local human resources representatives.

Plan Document Acknowledgment.  By accepting the Restricted Stock Unit, the Participant acknowledges receipt of the Plan, the Agreement and this Appendix and has reviewed the Plan, the Award Agreement and this Appendix in their entirety and fully accepts all provisions thereof.  The Participant has read and further acknowledges and specifically and expressly approves the following provisions of the Award Agreement: (i) Section 2; (ii) Section 3; (iii) Section 4; (iv) Section 11; (v) Section 14 and (vi) the Data Privacy provision in this Appendix.

Notifications

Exchange Control Information.  Participant is required to report the following on an annual tax return: (1) any transfers of cash or shares to or from Italy exceeding €10,000, (2) any foreign investments or investments held outside of Italy at the end of the calendar year exceeding €10,000 if such investments (e.g., options, shares of Common Stock or cash) may result in income taxable in Italy, and (3) the amount of the transfers to and from abroad which have had an impact during the calendar year on the Participant’s foreign investments or investments held outside of Italy.  Under certain circumstances, the Participant may be exempt from the requirement under (1) above if the transfer or investment is made through an authorized broker resident in Italy.